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                                                      Ex. 99.5

                              September 9, 1999

HealthCore Medical Solutions, Inc.
11904 Blue Ridge Boulevard
Grandview, MO 64030

             Form S-4 Registration Statement for Registration of
            Approximately 10,700,000 Shares of HealthCore Medical
                         Solutions, Inc. Common Stock

Ladies and Gentlemen:

         I hereby consent to the use of my name in the above-referenced registration statement as a member of the Board of Directors of HealthCore Medical Solutions, Inc., to be renamed Adatom.com, Inc. upon completion of the merger described in such registration statement.


                                                     /s/ Ralph Kennedy Frasier
                                                     --------------------------
                                                     Name: Ralph Kennedy Frasier